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LADISH CO, INC.
(Name of Registrant as Specified in its Charter)

GRACE BROTHERS LTD.
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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
FOR IMMEDIATE RELEASE

Grace Brothers responds to comments of C. L. King

Evanston, IL, June 5, 2003 - Grace Brothers, Ltd.
("Grace"), an Illinois investment firm holding 29.6% of Ladish, Co., Inc. (NASDAQ: LDSH) today issued the following response to a comment by the firm C. L. King.

Yesterday, Mr. Thomas Lewis, of C.L. King, issued a comment on Ladish, in which he revealed a lack of information and understanding of the proposal Grace made to you, Ladish shareholders. Mr. Lewis did not contact Grace before publishing this comment.

MR. LEWIS STATES THAT THE GRACE NOMINEES MUST "LEARN THE
BUSINESS" -
      Please consider these points when evaluating that statement:
      1. The Grace nominees have extensive relevant business experience, including:
             *  Mr. Williams is COO of Williams
                International, a manufacturer of jet
                engines.
             *  Mr. Peart has purchased and sold jet
                engines and parts, leased engines for AAR
                Corporation and was formerly CFO for
                Southern Air Transport, a cargo airline.
2. Electing the Grace slate means electing 4 new directors. Management and three directors remain unchanged.

MR. LEWIS SPECULATES ABOUT "A NEW MANAGEMENT" BEING
EVENTUALLY "BAILED OUT BY THE CYCLE".
      We will say it again...our proposal is not to change management, but simply to change 4 of the 7 directors.

MR. LEWIS STATES THAT CHANGING 4 OF 7 DIRECTORS "WOULD
INCREASE THE RISKS ASSOCIATED WITH OWNERSHIP OF LDSH" AND
SUGGESTS THAT HIS FIRM "WOULD REDUCE OUR RATING OR SUSPEND
COVERAGE".
      In our experience, it is unusual to see an equity analyst voicing such angst about changes on boards of directors.

      Further, in December, 2001, Ladish management added three new directors to the Board and a fourth director resigned soon afterward. Yet, we could not find any reports authored by Mr. Lewis suggesting increased risk for the stock nor suggesting this change might cause a lower rating or suspension of coverage.

Maybe our message has not been clear.  Let us be clear now.
Grace Brothers is proposing to replace 4 of 7 directors, one of which is the company's CFO, who will still be part of the process. Grace is not proposing any changes to management. Grace is proposing to create an independent board of directors, truly independent of management and representing all shareholders.

Grace believes its nominees, if elected, will work to refocus Ladish on making shareholder value a top priority and the benchmark by which decisions are evaluated.

We encourage every holder to vote the GREEN proxy card.
You can fax your GREEN card to 212-929-0308 before the meeting on June 6, 2003.

We urge you to vote for good governance and focus on shareholder value. Vote the GREEN proxy card today. We are gratified by the support we have received. If you have already voted the white proxy card, you can change your vote simply by faxing the GREEN proxy card to 212-929-0308 right away.
For questions, call MacKenzie Partners, Inc.
1-800-322-2885